Exhibit 99.2

FOR IMMEDIATE RELEASE
Friday, February 10, 2017

Craig R. Smith, Chairman of the Owens & Minor Board, Announces his Retirement
O&M Board Intends to Name President & CEO P. Cody Phipps as Chairman

RICHMOND, VA…Owens & Minor, Inc. (NYSE-OMI) today announced that Chairman of the Board Craig R. Smith notified the company that he does not intend to stand for re-election at the company’s Annual Shareholders Meeting to be held on May 5, 2017. Smith, who has been a board member since 2005, was named Chairman in 2013. After joining Owens & Minor in 1989, Smith served in a wide range of capacities from operations to sales, from customer-facing roles to executive management positions. Highly regarded in the healthcare industry, Smith was named Chief Executive Officer in 2005, President in 1999, and served as Chief Operating Officer from 1995 to 2005. Upon first joining the company, he served as the Los Angeles division vice president. Smith retired as President & CEO in 2014.
“On behalf of the board of directors and the company, we thank Craig for his dedication to Owens & Minor and our teammates, and we salute his tireless service to our customers across three decades,” said Anne Marie Whittemore, Lead Director for Owens & Minor. “Craig has represented the spirit of Owens & Minor in the healthcare industry, and he has served the company with distinction over many years. The board wishes to thank Craig for his service and congratulate him for his many accomplishments at Owens & Minor.”
At the time of Smith’s retirement, the Board intends to elect P. Cody Phipps, President & Chief Executive officer of Owens & Minor, as the company’s new Chairman of the Board.
“The board looks forward to working with Cody as our chairman to implement the company’s strategic agenda,” said Whittemore. “His leadership and dynamic approach to transforming the company will serve our board, our teammates and our global healthcare customers well.”
About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare services company dedicated to Connecting the World of Medical Products to the Point of CareSM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter, and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

CONTACTS: Trudi Allcott, Director, Investor & Media Relations, truitt.allcott@owens-minor.com, 804-723-7555; Chuck Graves, Director, Finance & Investor Relations, chuck.graves@owens-minor.com, 804-723-7556